TEMPUR SEALY REPORTS THIRD QUARTER 2014 RESULTS

 – Reports Third Quarter GAAP EPS of $0.60; Adjusted EPS of $0.88
– Total Sales Increase 12.5% and Adjusted EPS Increases 21%
– Updates Financial Guidance for 2014

LEXINGTON, KY, October 30, 2014 - Tempur Sealy International, Inc. (NYSE:TPX), the world's largest bedding provider, today announced financial results for the third quarter ending September 30, 2014. The Company also updated financial guidance for 2014.

THIRD QUARTER FINANCIAL SUMMARY

•
Earnings per diluted share ("EPS") under U.S. generally accepted accounting principles (“GAAP”) in the third quarter of 2014 were $0.60 compared to GAAP EPS of $0.65 in the third quarter of 2013. The 2014 results reflect a discrete tax item associated with the repatriation of foreign earnings. The 2014 and 2013 results reflect integration and transaction costs, and certain non-recurring interest expense and financing costs.

•
Adjusted EPS (which is a non-GAAP measure) increased 21% to $0.88 in the third quarter of 2014 as compared to adjusted EPS of $0.73 in the third quarter of 2013. For additional information regarding adjusted EPS and adjusted net income (which are non-GAAP measures), please refer to the reconciliations and other information included in the attached schedules.

•
GAAP net income in the third quarter of 2014 was $37.1 million as compared to GAAP net income of $40.2 million for the third quarter of 2013. The Company reported adjusted net income of $54.8 million for the third quarter of 2014 as compared to adjusted net income of $44.9 million for the third quarter of 2013, a 22% increase.

•
Total net sales increased 12.5% to $827.4 million in the third quarter of 2014 from $735.5 million in the third quarter of 2013. The net sales increase was driven by double digit sales growth in each of the Company's three business segments.

•
Gross profit margin was 38.5% in the third quarter of 2014 as compared to 40.6% in the third quarter of 2013. The gross profit margin decreased primarily as a result of lower Sealy and Tempur International gross profit margins, offset partially by an increase in Tempur North America's gross profit margin.

•
Operating income was $87.1 million in the third quarter of 2014 as compared to $81.2 million in the third quarter of 2013. Operating income in the third quarter of 2014 included $10.5 million of integration costs and in the third quarter of 2013 included $8.5 million of transaction and integration costs related to the Sealy acquisition.

•
EBITDA for the third quarter of 2014 was $106.2 million as compared to $107.0 million for the third quarter of 2013. Adjusted EBITDA (this and EBITDA are non-GAAP measures) for the third quarter of 2014 was $119.5 million as compared to $115.5 million for the third quarter of 2013.

•
Year to date through September 30, 2014, the Company has reduced total debt by $189.7 million. The Company ended the quarter with consolidated funded debt less qualified cash of $1.6 billion. The ratio of consolidated funded debt less qualified cash to adjusted EBITDA was 4.1 times, calculated in accordance with the Company’s senior secured credit facility. For additional information regarding EBITDA, adjusted EBITDA and consolidated funded debt less qualified cash (all of which are non-GAAP measures), please refer to the reconciliations and other information included in the attached schedules.

Tempur Sealy International, Inc. CEO Mark Sarvary commented, "Overall we are pleased with our third quarter performance. We executed well on our strategic initiatives which led to better than expected sales and a solid increase in earnings. Tempur North America in particular performed very well, achieving record quarterly sales and a significant improvement in operating margin. Both Sealy and Tempur International sales grew well, but their margins were below plan and constrained our overall profitability. In addition, our year-to-date operating cash flow of $181 million has allowed us to significantly reduce our total debt."

Business Segment Highlights

The Company’s business segments include Tempur North America, Tempur International, and Sealy. The Company’s “Bedding” product sales include mattresses, foundations, and adjustable foundations and “Other products” include pillows and various other comfort products and components.

Tempur North America net sales increased 15.8% to $280.6 million in the third quarter of 2014 from $242.4 million in the third quarter of 2013. Bedding net sales increased 19.5% to $263.6 million in the third quarter of 2014 from $220.6 million in the third quarter of 2013. Net sales of Other products decreased 22.0% to $17.0 million from $21.8 million in the third quarter of 2013. Tempur North America’s operating margin improved significantly year-over-year, driven by an increase in gross margin and operating expense leverage on higher sales.

Tempur International net sales increased 10.9% to $114.5 million in the third quarter of 2014 from $103.2 million in the third quarter of 2013. On a constant currency basis, Tempur International sales increased 10.7%. Bedding net sales increased 10.7% to $84.7 million in the third quarter of 2014 from $76.5 million in the third quarter of 2013. Net sales of Other products increased 11.6% to $29.8 million in the third quarter of 2014 from $26.7 million in the third quarter of 2013. Tempur International’s operating margin declined year-over-year due to a decline in gross margin and higher operating expenses primarily related to startup costs associated with Sealy Europe.

Sealy net sales increased 10.9% to $432.3 million in the third quarter of 2014 from $389.9 million in the third quarter of 2013. Bedding net sales increased 11.4% to $407.0 million in the third quarter of 2014 from $365.2 million in the third quarter of 2013. Net sales of Other products increased 2.4% to $25.3 million in the third quarter of 2014 from $24.7 million in the third quarter of 2013. Sealy’s operating margin declined year-over-year due primarily to a decline in gross margin, offset partially by operating expense leverage on higher sales.

Financial Guidance
The Company updated financial guidance for 2014.

The Company currently expects the following for 2014:

•	Net sales to range from $2.970 billion to $3.000 billion

•	Adjusted EBITDA to range from $405 million to $415 million

•	Adjusted EPS to range from $2.60 to $2.70 per diluted share

The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control. The Company noted its adjusted EBITDA and adjusted EPS guidance does not include costs related to the disposal of the three U.S. innerspring component facilities, transaction and integration costs related to the Sealy acquisition, the accelerated amortization of deferred financing charges for voluntary prepayment of Term A and Term B loans, discrete items associated with the repatriation of foreign earnings or costs related to the Company's senior secured facilities amendment completed in October 2014.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, October 30, 2014 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Forward-looking Statements

This release contains "forward-looking statements,” within the meaning of the federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," “guidance,” "anticipates," "projects," "plans," “proposed,” "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding its four key strategic growth initiatives, expectations regarding the Company’s net sales, future revenue performance, adjusted EBITDA and adjusted EPS for 2014 and related assumptions, expectations regarding net sales growth rates, margin improvements and the impact of foreign exchange, and expectations regarding growth opportunities relating to acquisitions. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include risks associated with the Company’s capital structure and increased debt level; the ability to successfully integrate Sealy into the Company’s operations and realize cost and revenue synergies and other benefits from the transaction; whether the Company will realize the anticipated benefits from its recent asset dispositions and the acquisition of brand rights in certain international markets; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; changes in product and channel mix and the impact on the Company's gross margin; changes in interest rates; the impact of the macroeconomic environment in both the U.S. and internationally on the Company's business segments; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the effects of consolidation of retailers on revenues and costs; the Company’s ability to expand brand awareness, distribution and new products; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company’s operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; the outcome of various pending tax audits or other tax proceedings; changing commodity costs; and the effect of future legislative or regulatory changes.

There are a number of risks and uncertainties that could cause the Company's actual results to differ materially from the forward-looking statements contained in this report. There are important factors, many of which are beyond the Company’s control, that could cause its actual results to differ materially from those expressed as forward-looking statements in this report, including the risk factors discussed under the heading “Risk Factors” under ITEM 1A of Part 1 of our Annual Report on Form 10-K for the year ended December 31, 2013. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements.

Tempur Sealy International, Inc. (NYSE: TPX) is the world’s largest bedding provider. Tempur Sealy International, Inc. develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many of the most highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy®, Sealy Posturepedic®, Optimum™ and Stearns & Foster®. World headquarters for Tempur Sealy International, Inc. is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:

Mark Rupe
Vice President, Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in millions, except per common share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Chg %	September 30,		Chg %
	2014	2013		2014	2013
Net sales	$827.4	$735.5	12.5%	$2,244.3	$1,786.2	25.6%
Cost of sales	508.9	436.8		1,388.0	1,044.2
Gross profit	318.5	298.7	6.6%	856.3	742.0	15.4%
Selling and marketing expenses	166.8	150.9		465.0	377.1
General, administrative and other expenses	70.8	71.9		210.6	206.9
Equity income in earnings of unconsolidated affiliates	(1.8)	(1.2)		(5.6)	(2.5)
Royalty income, net of royalty expense	(4.4)	(4.1)		(13.5)	(9.2)
Operating income	87.1	81.2	7.3%	199.8	169.7	17.7%

Other expense, net:
Interest expense, net	25.3	24.6		70.5	88.2
Loss on disposal, net	2.8	—		23.2	—
Other (income) expense, net	(0.9)	0.9		(0.4)	4.0
Total other expense	27.2	25.5		93.3	92.2

Income before income taxes	59.9	55.7	7.5%	106.5	77.5	37.4%
Income tax provision	(22.4)	(15.5)		(43.7)	(26.9)
Net income before non-controlling interest	37.5	40.2	(6.7)%	62.8	50.6	24.1%
Less: Net income (loss) attributable to non-controlling interest	0.4	—		0.5	(0.5)
Net income attributable to Tempur Sealy International, Inc.	$37.1	$40.2	(7.7)%	$62.3	$51.1	21.9%

Earnings per common share:
Basic	$0.61	$0.66		$1.02	$0.85
Diluted	$0.60	$0.65		$1.00	$0.83
Weighted average common shares outstanding:
Basic	60.9	60.5		60.8	60.3
Diluted	62.1	61.6		62.0	61.6

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheet
(in millions)

	September 30, 2014	December 31, 2013
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$81.8	$81.0
Accounts receivable, net	402.4	349.2
Inventories	207.3	199.2
Prepaid expenses and other current assets	53.1	53.7
Deferred income taxes	47.2	44.4
Total Current Assets	791.8	727.5
Property, plant and equipment, net	358.1	411.6
Goodwill	738.4	759.6
Other intangible assets, net	736.2	750.1
Deferred income taxes	10.6	10.9
Other non-current assets	64.6	70.2
Total Assets	$2,699.7	$2,729.9

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$249.3	$191.2
Accrued expenses and other current liabilities	233.5	208.4
Deferred income taxes	0.8	0.8
Income taxes payable	19.1	1.5
Current portion of long-term debt	60.2	39.6
Total Current Liabilities	562.9	441.5
Long-term debt	1,586.6	1,796.9
Deferred income taxes	261.9	286.1
Other non-current liabilities	102.7	75.3
Total Liabilities	2,514.1	2,599.8

Redeemable Non-Controlling Interest	12.0	11.5

Total Stockholders' Equity	173.6	118.6
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity	$2,699.7	$2,729.9

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Nine Months Ended
	September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before non-controlling interest	$62.8	$50.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57.7	52.5
Amortization of stock-based compensation	9.4	13.8
Amortization of deferred financing costs	10.2	5.0
Write off of deferred financing costs	—	4.7
Bad debt expense	4.8	0.1
Deferred income taxes	(23.9)	(56.4)
Equity in earnings of unconsolidated affiliates	(5.6)	(2.3)
Non cash interest expense on convertible notes	3.8	2.4
Loss on sale of assets	1.4	0.6
Foreign currency adjustments and other	0.1	—
Loss on disposal of business	23.2	—
Changes in operating assets and liabilities	37.0	33.8
Net cash provided by operating activities	180.9	104.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business, net of cash acquired	(8.5)	(1,172.9)
Proceeds from disposition of business	43.5	—
Purchases of property, plant and equipment	(30.3)	(28.4)
Other	2.0	0.9
Net cash provided by (used in) investing activities	6.7	(1,200.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from 2012 Credit Agreement	239.5	2,917.6
Repayments of 2012 Credit Agreement	(432.7)	(1,559.1)
Proceeds from issuance of Senior Notes	—	375.0
Proceeds from 2011 Credit Facility	—	46.5
Repayments of 2011 Credit Facility	—	(696.5)
Proceeds from exercise of stock options	3.9	6.0
Excess tax benefit from stock based compensation	1.6	3.7
Treasury shares repurchased	(2.2)	—
Payments of deferred financing cost	—	(52.0)
Other	0.4	(0.7)
Net cash (used in) provided by financing activities	(189.5)	1,040.5
NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	2.7	2.4
Increase (decrease) in cash and cash equivalents	0.8	(52.7)
CASH AND CASH EQUIVALENTS, beginning of period	81.0	179.3
CASH AND CASH EQUIVALENTS, end of period	$81.8	$126.6

Summary of Channel Sales

The following table highlights net sales information, by channel and by segment, for the three months ended September 30, 2014 and 2013:

	Consolidated		Tempur North America		Tempur International		Sealy
(in millions)	Three Months Ended September 30,		Three Months Ended September 30,		Three Months Ended September 30,		Three Months Ended September 30,
	2014	2013	2014	2013	2014	2013	2014	2013
Retail	$770.9	$669.7	$267.2	$226.5	$87.3	$79.7	$416.4	$363.5
Direct	31.2	31.5	9.7	11.6	16.9	12.5	4.6	7.4
Other	25.3	34.3	3.7	4.3	10.3	11.0	11.3	19.0
	$827.4	$735.5	$280.6	$242.4	$114.5	$103.2	$432.3	$389.9

Summary of Product Sales

The following table highlights net sales information, by product and by segment, for the three months ended September 30, 2014 and 2013:

	Consolidated		Tempur North America		Tempur International		Sealy
(in millions)	Three Months Ended September 30,		Three Months Ended September 30,		Three Months Ended September 30,		Three Months Ended September 30,
	2014	2013	2014	2013	2014	2013	2014	2013
Bedding	$755.3	$662.3	$263.6	$220.6	$84.7	$76.5	$407.0	$365.2
Other	72.1	73.2	17.0	21.8	29.8	26.7	25.3	24.7
	$827.4	$735.5	$280.6	$242.4	$114.5	$103.2	$432.3	$389.9

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(in millions, except per common share amounts)

The Company provides information regarding adjusted net income, adjusted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, consolidated funded debt and consolidated funded debt less qualified cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income and earnings per share as a measure of operating performance or total debt. A reconciliation of adjusted net income and adjusted earnings per share is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various costs associated with the Sealy acquisition and the disposal of the three U.S. innerspring component facilities or the accelerated amortization of deferred financing charges for voluntary prepayment of Term A and Term B loans. A reconciliation of EBITDA and adjusted EBITDA to the Company’s net income and a reconciliation of total debt to consolidated funded debt and consolidated funded debt less qualified cash are also provided below. Management believes that the use of EBITDA, adjusted EBITDA, consolidated funded debt and consolidated funded debt less qualified cash also provides investors with useful information with respect to the terms of the Company’s senior secured credit facility and the Company’s compliance with key financial covenants. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net income to adjusted net income

The following table sets forth the reconciliation of the Company’s reported GAAP net income for the three months ended September 30, 2014 and 2013 to the calculation of adjusted net income for the three months ended September 30, 2014 and 2013:

	Three Months Ended	Three Months Ended
(in millions, except per share amounts)	September 30, 2014	September 30, 2013
GAAP net income	$37.1	$40.2
Plus:
Loss on disposal of business, net of tax (1)	2.0	—
Transaction costs, net of tax (2)	—	1.0
Integration costs, net of tax (2)	7.6	5.1
Interest expense and financing costs, net of tax (3)	2.7	0.5
Adjustment of income taxes to normalized rate (4)	5.4	(1.9)
Adjusted net income	$54.8	$44.9

Income per share, diluted	$0.60	$0.65
Loss on disposal of business, net of tax (1)	0.03	—
Transaction costs, net of tax (2)	—	0.02
Integration costs, net of tax (2)	0.12	0.08
Interest expense and financing costs, net of tax (3)	0.04	0.01
Adjustment of income taxes to normalized rate (4)	0.09	(0.03)
Adjusted earnings per share, diluted	$0.88	$0.73

Diluted shares outstanding	62.1	61.6

(1)	Loss on disposal of business represents costs associated with the disposition of the three U.S. innerspring component production facilities and related equipment.
(2)	Transaction and integration costs represents costs, including legal fees, professional fees and other charges to align the business related to the Sealy acquisition.
(3)
Interest expense and financing costs represents certain costs incurred related to the accelerated amortization of deferred financing costs associated with the $125.0 million voluntary prepayment and financing costs incurred in connection with the amendment of the Company's 2012 Credit Agreement.

(4)	Adjustment of income taxes to normalized rate represents adjustments associated with the aforementioned items and other discrete income tax events.

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of EBITDA and adjusted EBITDA for the three months ended September 30, 2014 and September 30, 2013:

	Three Months Ended	Three Months Ended
(in millions)	September 30, 2014	September 30, 2013
GAAP net income	$37.1	$40.2
Interest expense	25.3	24.6
Income taxes	22.4	15.5
Depreciation & amortization	21.4	26.7
EBITDA	$106.2	$107.0

Adjustments for financial covenant purposes:
Loss on disposal of business	2.8	—
Transaction costs	—	1.2
Integration costs	10.5	7.3
Adjusted EBITDA	$119.5	$115.5

The following table sets forth the reconciliation of the Company's reported net income to the calculation of EBITDA and adjusted EBITDA for the twelve months ended September 30, 2014 (which is a non-GAAP measure) in accordance with the Company's senior secured credit facility:

Twelve Months Ended
(in millions)	September 30, 2014
Net income	$89.8
Interest expense	93.1
Income taxes	65.9
Depreciation & amortization	92.0
EBITDA	$340.8

Adjustments for financial covenant purposes:
Loss on disposal of business	23.2
Transaction costs	0.3
Integration costs	28.5
Adjusted EBITDA	$392.8

This information is presented solely for the purpose of providing information to investors regarding the Company's compliance with certain financial covenants in its senior secured credit facility that are based on adjusted EBITDA, which is a non-GAAP measure.

Reconciliation of total debt to consolidated funded debt less qualified cash

The following table sets forth the reconciliation of the Company's reported total debt to the calculation funded debt less qualified cash as of September 30, 2014. "Consolidated funded debt" and "qualified cash" are terms used in the Company's senior secured credit facility for purposes of certain financial covenants.

(in millions)	As of September 30, 2014
Total debt	$1,646.8
Plus:
Letters of credit outstanding	17.1
Consolidated funded debt	$1,663.9
Less:
Domestic qualified cash (1)	41.0
Foreign qualified cash (1)	24.5
Consolidated funded debt less qualified cash	$1,598.4

(1)
Qualified cash as defined in the credit agreement equals 100.0% of unrestricted domestic cash plus 60.0% of unrestricted foreign cash. For purposes of calculating leverage ratios, qualified cash is capped at $150.0 million.

Calculation of consolidated funded debt less qualified cash to Adjusted EBITDA

(in millions)	As of September 30, 2014
Consolidated funded debt less qualified cash	1,598.4
Adjusted EBITDA	392.8
	4.1	times	(1)

(1)	The ratio of consolidated debt less qualified cash to adjusted EBITDA was 4.1 times, within the Company's covenant, which requires this ratio be less than 4.50 times at September 30, 2014.